Exhibit 4.1

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Escrow Agreement”) is entered into as of September 25, 2015 among Frontier Communications Corporation, a Delaware corporation (the “Company”), The Bank of New York Mellon, as Trustee under the Indenture referred to below (in such capacity, the “Trustee”) and MUFG Union Bank, N.A., as escrow agent (in such capacity, the “Escrow Agent”), for the benefit of the Holders (as defined in the Indenture) of the Notes (as defined herein) issued on the date hereof by the Company under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Company and the several initial purchasers listed in Schedule 1 to the Purchase Agreement (as defined herein) (collectively, the “Initial Purchasers”) are parties to an Purchase Agreement, dated September 11, 2015 (the “Purchase Agreement”), pursuant to which the Company will issue and sell to the Initial Purchasers an aggregate of (i) $1,000,000,000 principal amount of its 8.875% Senior Notes due 2020 (the “2020 Notes”), (ii) $2,000,000,000 principal amount of its 10.500% Senior Notes due 2022 (the “2022 Notes”) and (iii) $3,600,000,000 principal amount of its 11.000% Senior Notes due 2025 (the “2025 Notes”), and together with the 2020 Notes and 2022 Notes, the “Notes”);

WHEREAS, the Company will issue each series of the Notes on the date hereof under a supplemental indenture, supplementing the base indenture, dated as of September 25, 2015, between the Company and the Trustee. Reference to the “Indenture” means the base indenture and each supplemental indenture related to the Notes.

WHEREAS, on the date hereof, pursuant to the Purchase Agreement, the Initial Purchasers are required to deposit, or direct the deposit, into the Escrow Account (as defined herein) $6,484,500,000 (representing the aggregate purchase price paid to the Company by the Initial Purchasers for the Notes) (the “Net Offering Proceeds”) and, prior to or on the Business Day (as defined herein) prior to the Mandatory Redemption Date (as defined herein), the Company is required to deposit, or direct the deposit, into the Escrow Account of the Additional Commitments (as defined herein), which amounts specified, together with the Net Offering Proceeds, shall, at a minimum, be an amount sufficient to redeem the Notes in cash at the Mandatory Redemption Price (as defined herein) on the Mandatory Redemption Date, and shall be held by the Escrow Agent for the benefit of the Trustee and the ratable benefit of the Holders as their interests may appear;

WHEREAS, in the event that (x) the Verizon Acquisition (as defined herein) has not been consummated by 11:59 p.m. (New York City time) on August 6, 2016 or (y) the Verizon Purchase Agreement (as defined herein) is terminated in accordance with its terms on or prior to August 6, 2016, the Company shall be required to redeem the Notes at the Mandatory Redemption Price on the Mandatory Redemption Date pursuant to the mandatory redemption provisions of the Indenture (the “Mandatory Redemption Obligations”);

NOW, THEREFORE, in consideration of the premises herein contained, the Company, the Trustee and the Escrow Agent hereby agree, for the benefit of the Trustee and for the ratable benefit of the Holders, as follows:

SECTION 1. Certain Definitions; Appointment; Deposit and Investment

1.1 Definitions

“Additional Commitments” means an amount in cash equal to (x) the Mandatory Redemption Price minus (y) the aggregate amount of Escrowed Funds as of 9:00 a.m. (New York City time) on the Business Day prior to the Mandatory Redemption Date.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law, regulation or executive order to close in New York City.

“Cash Equivalents” means (i) non-interest bearing bank deposits; (ii) interest bearing bank deposits; (iii) investments in any readily accessible money market fund with assets under management of at least $10 billion that invests solely in U.S. Government Securities; provided, however, that the Escrowed Funds deposited in any such fund may not represent more than 5.0% of the assets in such fund; (iv) investments in any prime money market fund with assets in excess of $10 billion; provided, however, that the Escrowed Funds deposited in any such fund may not represent more than 5.0% of the assets in such fund; or (v) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than six months from the date hereof or otherwise 60 days from the date of investment.

“Escrow Account” means the escrow account titled “Frontier Communications Corporation Escrow Account” established hereby with the Escrow Agent.

“Escrow Agent” shall mean the Person named as the “escrow agent” in the first paragraph of this Escrow Agreement until a successor escrow agent shall have become such, in accordance with Section 7 hereof, and thereafter “Escrow Agent” shall mean the Person who is then the Escrow Agent hereunder.

“Escrow End Date” means August 6, 2016.

“Escrowed Funds” means the aggregate amount of the Net Offering Proceeds deposited in the Escrow Account plus the aggregate amount of the Additional Commitments deposited in the Escrow Account, including all investments thereof made hereunder, plus all interest, dividends and other distributions and payments thereon received by the Escrow Agent and not otherwise distributed to the Company pursuant to Section 4(f) hereof.

“Mandatory Redemption Price” means the sum of (i) 100% of the principal amount of the 2020 Notes outstanding, (ii) 100% of the principal amount of the 2022 Notes outstanding and (iii) 100% of the principal amount of the 2025 Notes outstanding, plus in each case accrued and unpaid interest on the Notes, as calculated in accordance with the terms of the Indenture and the Notes, from and including the date hereof to, but excluding, the Mandatory Redemption Date.

“Paying Agent” shall have the meaning ascribed thereto in the Indenture.

“Person” or “person” means a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company or other entity.

“SEC” means the United States Securities and Exchange Commission.

“U.S. Government Securities” means securities that are (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America which, in either case, are not callable or redeemable at the option of the issuer thereof and shall also include (a) a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian, with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt and (b) reverse repurchase agreements in respect of the securities described above.

“Verizon Acquisition” shall have the meaning ascribed thereto in the Indenture.

“Verizon Purchase Agreement” shall have the meaning ascribed thereto in the Indenture.

All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Indenture.

1.2 Appointment of the Escrow Agent

The Company hereby appoints MUFG Union Bank, N.A. as Escrow Agent in accordance with the terms and conditions set forth herein and MUFG Union Bank, N.A. hereby accepts such appointment. Any and all Escrowed Funds shall be deposited with the Escrow Agent in the Escrow Account, in U.S. Dollars, by wire transfer. The Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

1.3 Establish Account

The Escrow Agent shall establish and maintain the Escrow Account herein provided for in accordance with the terms of this Escrow Agreement.

1.4 Deposit of Escrowed Funds

On the date hereof and concurrently with the closing of the sale of the Notes, the Initial Purchasers shall deposit, or direct the deposit of, at the direction of the Company and pursuant to the Purchase Agreement, the Net Offering Proceeds into the Escrow Account. On the Business Day prior to the Mandatory Redemption Date, the Company shall deposit, or direct the deposit of, the Additional Commitments, into the Escrow Account.

SECTION 2. Maintaining the Escrow Account

Except as otherwise provided by the provisions of Section 4 and Section 9 hereof:

(a) Until (i) the Escrowed Funds have been disbursed in accordance with the provisions of Section 4(a) and the Verizon Acquisition Confirmation Certificate (as defined herein) has been provided, or (ii) the Mandatory Redemption Price has been paid in full in accordance with the provisions of Section 4(b), the Company will maintain the Escrow Account with the Escrow Agent.

(b) It shall be a term and condition of the Escrow Account, notwithstanding any term or condition to the contrary in any other agreement relating to the Escrow Account (other than this Escrow Agreement), that no amount (including interest, dividends or other distributions or payments on Escrow Investments) shall be paid or released to or for the account of, or withdrawn by or for the account of, the Company, the Initial Purchasers or any other Person from the Escrow Account except in accordance with the provisions of this Escrow Agreement.

(c) The Escrow Account shall be subject to such applicable laws, and such applicable regulations of the Office of the Comptroller of the Currency and of any other appropriate banking or governmental authority, as may now or hereafter be in effect.

SECTION 3. Investing of Escrowed Funds

Prior to the occurrence of an Event of Default (as defined in the Indenture), Escrowed Funds held by the Escrow Agent in the Escrow Account shall be invested and reinvested by the Escrow Agent in the name of the Escrow Agent in Cash Equivalents (such investments and reinvestments, the “Escrow Investments”), at the written direction of the Company; and after an Event of Default of which a Responsible Officer (as defined in the Indenture) of the Trustee has received written notice or in the absence of any written direction from the Company, the Escrow Agent shall invest and reinvest the Escrowed Funds held by the Escrow Agent in the Escrow Account in the name of the Escrow Agent in the JP Prime Money Market fund #3605. In no event shall the Escrow Agent or the Company be liable for any loss in the Escrow Investments unless such loss results from Escrowed Funds being invested in investments other than Cash Equivalents or such party’s bad faith, gross negligence or willful misconduct. It shall be the responsibility of the Company to ensure at all times the Escrow Investments meet the requirements of (iii) and (iv) of the definition of Cash Equivalents. The Escrow Agent shall make available to the Company such information as the Escrow Agent has available for the Company to make such determination.

SECTION 4. Disbursements

The Escrow Agent shall hold the Escrowed Funds in the Escrow Account and release the same only as follows:

(a) If the Escrow Agent receives at or prior to 11:00 a.m. (New York City time) prior to or on the Escrow End Date, a release certificate signed by an authorized officer of the Company in the form attached hereto as Exhibit A (the “Verizon Acquisition Release Certificate”), the Escrow Agent shall release to, or at the written direction of, the Company, the Net Offering Proceeds. Promptly upon consummation of the Verizon Acquisition, the Company shall deliver to the Escrow Agent a certificate signed by an authorized officer of the Company in the form attached hereto as Exhibit B (an “Verizon Acquisition Confirmation Certificate”) certifying that the Verizon Acquisition has been consummated.

(b) If (i) the Escrow Agent receives, at or prior to 11:00 a.m. (New York City time) prior to or on the Escrow End Date, a certificate signed by an authorized officer of the Company (a “Termination Certificate”), in the form attached hereto as Exhibit C, certifying that the Verizon Purchase Agreement has been terminated in accordance with its terms (the first Business Day on which the Escrow Agent has possession of the Termination Certificate, the “Termination Date”), (ii) the Escrow Agent has not received, at or prior to 11:00 a.m. (New York City time) on the Escrow End Date, a Verizon Acquisition Release Certificate, or (iii) the Escrow Agent has not received, at or prior to 11:59 p.m. (New York City time) on the Escrow End Date (such time on such date, the “Cut-Off Time”) a Verizon Acquisition Confirmation Certificate, the Escrow Agent shall promptly notify the Trustee in writing on the Termination Date (in the case of clause (i) of this sentence) or the Escrow End Date (in the case of clause (ii) or (iii) of this sentence) (the applicable date, the “Redemption Notice Date”) that Notes are to be redeemed on a specified date within the next two Business Days (or such other minimum period as may be required by the DTC) following the Redemption Notice Date (in all other cases) (the applicable date, the “Mandatory Redemption Date”) in accordance with the applicable provisions of the Indenture. The Trustee shall promptly notify each Holder (with a copy to the Escrow Agent) in accordance with the applicable provisions of the Indenture that all of the outstanding Notes shall be redeemed on the Mandatory Redemption Date automatically and without any further action by the Holder through the facilities of The Depository Trust Company. At or prior to 2:00 p.m. (New York City time) on the Mandatory Redemption Date, the Escrow Agent shall as promptly as practicable release (A) first, in an amount equal to the lesser of (1) the Escrowed Funds and (2) the Mandatory Redemption Price, to the Paying Agent as per the written instructions of the Trustee (which shall specify the Mandatory Redemption Price and the wire payment instructions) and (B) second, to, or at the written direction of, the Company the remainder of the Escrowed Funds, if any, held in the Escrow Account.

(c) As soon as practicable after notice of redemption is given pursuant to Section 4(b), and in any case at or prior to 11:00 a.m. (New York City time) on the Escrow End Date, the Escrow Agent shall notify the Paying Agent, the Trustee and the Company of the amount of the Escrowed Funds on deposit in the Escrow Account as of the date such notice of redemption is received or the Escrow End Date, as applicable. The Company shall calculate the Mandatory Redemption Price and the Paying Agent shall notify the Escrow Agent, the Trustee and the Company if the amount of the Escrowed Funds is less than the Mandatory Redemption Price and the amount of such shortfall.

(d) In the event the Net Offering Proceeds have been released to the Company pursuant to Section 4(a) but for any reason the Verizon Acquisition is not consummated at or prior to the earlier of (i) the Cut-Off Time and (ii) 2:00 p.m. (New York City time) on the Business Day following such release of the Net Offering Proceeds, the Company shall promptly arrange for the redeposit of the Net Offering Proceeds into the Escrow Account, such redeposit in no event to be made later than 2:00 p.m. (New York City time) on the Mandatory Redemption Date. For the avoidance of doubt, a redeposit pursuant to this Section 4(d) shall not, in and of itself, be sufficient to require the Escrow Agent to disburse the Escrowed Funds pursuant to Section 4(b), and shall in no way limit the rights of the Company established in Section 4(a).

(e) Notwithstanding anything in this Escrow Agreement to the contrary, the Escrow Agent shall disburse Escrowed Funds as directed pursuant to a final judgment (without further right of appeal) of a court of competent jurisdiction; provided, however, that the Escrow Agent shall provide notice thereof to the Company prior to such disbursement.

(f) The Escrow Agent shall, at the written direction of the Company, disburse to the Company, any interest or dividends on the Escrow Investments pursuant to such procedures as the Escrow Agent may reasonably require; provided, however, that after giving effect to such disbursement, the aggregate amount in the Escrow Account is at least equal to the amount of Net Offering Proceeds initially deposited and any Additional Commitments that have been deposited.

(g) For the avoidance of doubt, the Company will pay the interest on the Notes due on the Interest Payment Dates (as defined in the Indenture) from its own funds and such payments will not come from the Escrow Account.

(h) The Escrow Agent shall make all disbursements hereunder in accordance with the payment instructions provided by the Company or, solely with respect to disbursements made pursuant to Section 4(b)(A), the Trustee, and shall have no duty to verify such payment instructions or to inquire as to their authenticity or the authority under which they were provided.

SECTION 5. Conditions to Release of Escrowed Funds

The release of the Net Offering Proceeds pursuant to Section 4(a) above is subject to the Company’s confirmation (based solely on the Verizon Acquisition Release Certificate confirming that such conditions have been satisfied) that:

(a) all conditions precedent to the consummation of the Verizon Acquisition will have been satisfied or waived in accordance with the terms of the Verizon Purchase Agreement (other than those conditions that by their terms are to be satisfied substantially concurrently with the consummation of the Verizon Acquisition, but subject to the satisfaction or waiver of such conditions); and

(b) the Escrowed Funds will be used to consummate, or in connection with the financing of, the Verizon Acquisition and any related refinancing.

SECTION 6. Representations and Warranties

(a) The Company hereby represents and warrants that this Escrow Agreement has been duly authorized, executed and delivered by the Company and, when duly executed and delivered in accordance with its terms by each of the other parties hereto, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(b) The Escrow Agent hereby represents and warrants that:

(1) Neither the execution, delivery or performance by the Escrow Agent of this Escrow Agreement, nor compliance with the terms and provisions hereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent or approval under, any law, governmental rule or regulation or the charter documents, as amended, or bylaws, as amended, of it or any similar instrument binding on it or any order, writ, injunction or decree of any court or governmental authority against it or by which it or any of its properties is bound or of any indenture, mortgage or contract or other agreement or instrument to which it is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any lien upon any of its properties.

(2) The execution, delivery and performance of this Escrow Agreement has been duly authorized by all necessary corporate action on the part of the Escrow Agent and does not require any stockholder approval, or approval or consent of any trustee or holder of any indebtedness or obligations of it, and this Escrow Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligations enforceable against it in accordance with the terms hereof.

(3) There are no pending or, to the Escrow Agent’s knowledge, threatened actions, suits, investigations or proceedings (whether or not purportedly on behalf of it) against or affecting it or any of its property before or by any court or administrative agency which, if adversely determined, (i) would adversely affect the ability of it to perform its obligations under this Escrow Agreement or (ii) would call into question or challenge the validity of this Escrow Agreement or the enforceability hereof in accordance with the terms hereof, nor is it in default with respect to any order of any court, governmental authority, arbitration board or administrative agency so as to adversely affect its ability to perform its obligations under this Escrow Agreement.

(c) The Trustee hereby represents and warrants that:

(1) Neither the execution, delivery or performance by the Trustee of this Escrow Agreement, nor compliance with the terms and provisions hereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent or approval under, any law, governmental rule or regulation or the charter documents, as amended, or bylaws, as amended, of it or any similar instrument binding on it or any order, writ, injunction or decree of any court or governmental authority against it or by which it or any of its properties is bound or of any indenture, mortgage or contract or other agreement or instrument to which it is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any lien upon any of its properties.

(2) The execution, delivery and performance of this Escrow Agreement has been duly authorized by all necessary corporate action on the part of the Trustee and does not require any stockholder approval, or approval or consent of any trustee or holder of any indebtedness or obligations of it, and this Escrow Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligations enforceable against it in accordance with the terms hereof.

(3) There are no pending or, to the Trustee’s knowledge, threatened actions, suits, investigations or proceedings (whether or not purportedly on behalf of it) against or affecting it or any of its property before or by any court or administrative agency which, if adversely determined, (i) would adversely affect the ability of it to perform its obligations under this Escrow Agreement or (ii) would call into question or challenge the validity of this Escrow Agreement or the enforceability hereof in accordance with the terms hereof, nor is it in default with respect to any order of any court, governmental authority, arbitration board or administrative agency so as to adversely affect its ability to perform its obligations under this Escrow Agreement.

SECTION 7. Escrow Agent Rights and Duties

(a) The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the other parties hereto or to which any of them is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from any such party or any entity acting on its behalf. The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

(b) If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects Escrowed Funds (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrowed Funds), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person even though such order, judgment, decree, writ or process to the extent permitted under applicable law may be subsequently modified or vacated or otherwise determined to have been without legal force or effect; provided, however, that the Escrow Agent shall inform the Company promptly and no later than two Business Days thereafter of receipt of such order, judgment, decree, writ or process and, to the extent permitted under applicable law, will deliver to the Company all relevant documents ancillary to such order, judgment, decree, writ or process so that the Company may seek an appropriate protective order or pursue other legal remedies; provided, further, however, that the Escrow Agent will not comply with such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process until such time as it is, in the opinion of its counsel, legally compelled to do so.

(c) The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of bad faith, willful misconduct or gross negligence. In no event shall the Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from the Company or any Person acting on behalf of the Company so long as such action is taken in accordance with the provisions of this Escrow Agreement, (ii) for the acts or omissions of its nominees, correspondents, designees, agents, subagents or subcustodians acting in accordance with the terms of this Escrow Agreement; provided that such nominees, correspondents, designees, agents, subagents or subcustodians were chosen with reasonable care by the Escrow Agent, (iii) for an amount in excess of the value of the Escrowed Funds, valued as of the date of deposit, plus all interest, dividends and other distributions and payments thereon received by the Escrow Agent, or (iv) for any consequential, punitive, indirect or special damages.

(d) The Escrow Agent may perform any of its duties hereunder by or through agents or employees.

(e) The Escrow Agent may consult with legal counsel of its own selection (at the reasonable expense of the Company) as to any matter relating to this Escrow Agreement, and the Escrow Agent shall not incur any liability in acting in good faith in reliance thereon.

(f) The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence reasonably beyond the control of the Escrow Agent (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God, war, terrorism or other catastrophe, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

(g) The Company, with the consent of the Trustee (such consent not to be unreasonably withheld), may remove the Escrow Agent at any time by giving to the Escrow Agent ten (10) Business Days’ prior notice in writing signed by the Company and the Trustee. The Escrow Agent may resign at any time by giving to the Company and the Trustee fifteen (15) Business Days’ prior written notice thereof.

(i) Within seven (7) Business Days after giving the foregoing notice of removal to the Escrow Agent or receiving the foregoing notice of resignation from the Escrow Agent, (a) the Company shall pay, or cause to be paid, all fees, costs and expenses or other obligations owed to the Escrow Agent hereunder and (b) the Company and the Trustee shall reasonably agree on and appoint a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment by the end of such seven- Business Day period, the Escrow Agent may, in its sole discretion, apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by, and be deemed an obligation of, the Company.

(ii) Upon acceptance of such appointment of the successor Escrow Agent, the Escrow Agent shall deliver the Escrowed Funds then held hereunder to the successor Escrow Agent.

(iii) Upon delivery of the Escrowed Funds to such successor Escrow Agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

(h) Any Person into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Escrow Agent, shall be the successor of the Escrow Agent hereunder without the execution or filing of any paper or any further action on the part of any of the parties hereto.

The Escrow Agent shall, on a monthly basis and upon the request of the Company, provide to the Company cash transaction statements identifying transactions, transfers or holdings of Escrowed Funds which include detail for all investment transactions effected by Escrow Agent. If Company elects, Escrow Agent will deliver statements electronically and will provide paper statements only upon request.

(i) The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents, or for any description therein, or for the identity, authority or rights of Persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

(j) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than releasing Escrowed Funds in accordance with Section 4 hereof, unless the Escrow Agent receives joint written instructions, signed by the Company and the Trustee, which eliminates such ambiguity or uncertainty.

(k) The Escrow Agent and its directors, officers, employees, attorneys and agents shall be entitled to conclusively rely on any communication, instrument or document reasonably believed by it or them to be genuine and correct and to have been signed or sent by the proper Person or Persons. Any communication, instrument or document shall be in writing and shall be given to the address set forth in the Section 10.1 (or to such other address as may be substituted therefor by written notification to the Company). Notices to Escrow Agent shall be deemed to be given when actually received by Escrow Agent’s Corporate Trust Department. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a non-Business Day, such time shall be extended to the next Business Day on which the Escrow Agent is open for business.

(l) In the event of any dispute between, or conflicting claims, demands or instructions by or among, any parties to this Escrow Agreement (other than the Escrow Agent) with respect to any Escrowed Funds, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrowed Funds so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way for such failure or refusal to comply with such conflicting claims, demands or instructions; provided, however, notwithstanding anything to the contrary in the foregoing, the Escrow Agent shall release the Escrowed Funds in accordance with Section 4. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses (as defined herein) which it may incur by reason of so acting. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed an obligation of, the Company.

(m) The rights and remedies conferred upon the Escrow Agent and each of the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

(n) The Escrow Agent does not have any interest in the Escrowed Funds hereunder but is serving as escrow holder only and having only possession and/or control thereof. The Company shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrowed Funds incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent for any amounts that it is obligated to pay in the way of such taxes. The Company shall pay or reimburse each Initial Purchaser upon request for any transfer taxes or other taxes relating to any income earned on that portion of the Escrowed Funds constituting the Initial Purchasers’ Discount incurred in connection herewith and shall indemnify and hold harmless each Initial Purchaser for any amounts that it is obligated to pay in the way of such taxes. Upon execution of this Escrow Agreement, each of the parties hereto (other than Trustee) shall provide the Escrow Agent with a fully executed Internal Revenue Service Form W-9 (or other applicable form). The parties hereto agree that (i) for tax reporting purposes, and for any tax year, all interest or other income earned under the Escrow Agreement attributable to the Net Offering Proceeds shall be allocable to the Company and (ii) to the extent permitted by applicable law, the Company will include all amounts earned under the Escrow Agreement attributable to the Net Offering Proceeds in its gross income for federal, state and local income tax (collectively, “income tax”) purposes and pay any income tax resulting therefrom. The parties hereto agree that (i) for tax reporting purposes, and for any tax year, all interest or other income earned under the Escrow Agreement attributable to the Additional Commitments shall be allocable to the Company and (ii) to the extent permitted by applicable law, the Company will include all amounts earned under the Escrow Agreement attributable to the Additional Commitments in its gross income for income tax purposes and pay any income tax resulting therefrom. Any payments of income from the account established hereunder may be subject to withholding regulations then in force with respect to United States taxes. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to any income which may be earned on investment of funds which are a part of the Escrowed Funds and is not responsible for any other reporting.

SECTION 8. Indemnity

The Company shall indemnify, hold harmless and defend the Escrow Agent and its directors, officers, agents and employees, from and against any and all claims, losses, actions, obligations, liabilities, damages, costs and expenses (“Losses”) directly or indirectly arising out of, relating to or in connection with its acceptance of its appointment hereunder or its performance as Escrow Agent (including but not limited to Losses incurred by the Escrow Agent in connection with its successful defense, in whole or in part, of any claim of bad faith, willful misconduct or gross negligence on its part), provided that such Losses do not arise from the Escrow Agent’s bad faith, willful misconduct or gross negligence.

SECTION 9. Compensation; Expenses

The Company will upon demand pay to the Escrow Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees, expenses and disbursements of its counsel that the Escrow Agent may incur in connection with (a) the review, negotiation and administration of this Escrow Agreement, (b) the exercise or enforcement of any of the rights of the Escrow Agent and the Holders of the Notes hereunder or (c) the failure by any party hereto to perform or observe any of the provisions hereof. The Escrow Agent’s sole recourse for any payment of fees, expenses or costs is against the Company, and the Escrow Agent has no right to sell, convey or dispose the Escrowed Funds other than in accordance with Section 4 hereof.

SECTION 10. Miscellaneous Provisions.

10.1 Notices

Any notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail, commercial courier service or telecopier or electronic communication (if such notices are furnished as attachments in .pdf format), addressed as follows:

If to the Company:

Frontier Communications Corporation

401 Merritt 7

Norwalk, CT 06851

Attn:

Mark D. Nielsen, Esq., General Counsel

Tel: (203) 614-5050

Fax: (203) 614-4651

Email: mark.nielsen@ftr.com

and

John P. Gianukakis, Treasurer

Tel: (203) 614-5708

Fax: (203) 614-4602

Email: john.gianukakis@ftr.com

With copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attn: Stacy Kanter, Esq.

Tel: (212) 735- 3497

Fax: (917) 777-3497

Email: stacy.kanter@skadden.com

If to the Escrow Agent:

MUFG Union Bank, N.A.

1251 Avenue of the Americas

New York, NY 10020

Attention: Corporate Trust Dept.

Fax: 646-452-2001

Email: ctny1@unionbank.com

with copies to: Accountadministration-corporatetrust@unionbank.com

If to the Trustee:

The Bank of New York Mellon

101 Barclay Street, Floor 7W

New York, NY 10286

Attn: Corporate Trust Division - Corporate Finance Unit

Fax: (212) 815-5595

Whenever under the terms hereof the time for giving a notice or performing an act falls upon a day that is not a Business Day, such time shall be extended to the next Business Day.

10.2 No Adverse Interpretation of Other Agreements

Except as provided in Section 10.8, this Escrow Agreement may not be used to interpret another pledge, security or debt agreement of the Company or of its subsidiaries and no such pledge, security or debt agreement (other than the Indenture) may be used to interpret this Escrow Agreement.

10.3 Severability

The provisions of this Escrow Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Escrow Agreement in any jurisdiction.

10.4 Headings

The headings in this Escrow Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

10.5 Counterpart Originals

This Escrow Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement.

10.6 Benefits of Escrow Agreement

This Escrow Agreement shall be binding upon the Company, Escrow Agent, Trustee and their respective successors, permitted transferees and assigns, and shall inure, together with the rights and remedies of the Escrow Agent hereunder, to the benefit of the Company, Escrow Agent, Trustee, Holders and their respective successors, permitted transferees and assigns.

Nothing in this Escrow Agreement, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Holders and the Trustee on behalf of the Holders, any benefit or any legal or equitable right, remedy or claim under this Escrow Agreement.

10.7 Amendments, Waivers and Consents

Any amendment or waiver of any provision of this Escrow Agreement and any consent to any departure by the Company from any provision of this Escrow Agreement shall be effective only if made or duly given with the written consent of the Escrow Agent, the Trustee and the Company; provided, however, that no provisions of the Escrow Agreement may be amended or waived in any manner materially adverse to the Holders of either series of the Notes without the written consent of the Holders of a majority in principal amount of the Notes of such series outstanding. None of the Escrow Agent, the Trustee or any Holder shall be deemed, by any act, delay, indulgence, omission or otherwise, to have waived any right or remedy hereunder or to have acquiesced in any default of any obligation or in any breach of any of the terms and conditions hereof. Failure of the Escrow Agent, the Trustee or any Holder to exercise, or delay in exercising, any right, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Escrow Agent, the Trustee or any Holder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Escrow Agent, the Trustee or such Holder would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

10.8 Interpretation of Agreement

As to the parties other than the Escrow Agent, to the extent a term or provision of this Escrow Agreement conflicts with the Indenture, the Indenture shall control with respect to the subject matter of such term or provision. Acceptance of or acquiescence in a course of performance rendered under this Escrow Agreement shall not be relevant to determine the meaning of this Escrow Agreement even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection. Regardless of any provision in any such customer agreement, the State of New York shall be deemed to be the Escrow Agent’s location for purposes of this Escrow Agreement. The Trustee shall have all of the rights (including indemnification rights), powers, benefits, privileges, protections, indemnities and immunities granted to the Trustee under the Indenture, all of which are incorporated herein mutatis mutandis.

10.9 Termination

(a) This Escrow Agreement shall, unless otherwise provided in the Indenture or in this Escrow Agreement, remain in full force and effect.

(b) This Escrow Agreement shall terminate immediately upon (i) the date that is two Business Days after the disbursement of the Escrowed Funds in accordance with the provisions of Section 4(a); provided that the Net Offering Proceeds are not redeposited in accordance with Section 4(d); or (ii) the disbursement of the Escrowed Funds in accordance with the provisions of Sections 4(b). The Escrow Agent further agrees to execute and deliver such documents, instruments or other agreements as the Company or the Initial Purchasers may reasonably request (all at the expense of the Company) to evidence the release and terminations contemplated in this Section 10.9.

10.10 Survival Provisions

Anything herein to the contrary notwithstanding, (a) all representations, warranties and covenants of the Company contained herein shall survive the execution and delivery of this Escrow Agreement, and shall terminate only upon the termination of this Escrow Agreement, and (b) the obligations of the Company under Sections 8 and 9 hereof shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

10.11 Waivers

The Company waives presentment and demand for payment of the Mandatory Redemption Obligations, protest and notice of dishonor or default with respect to the Mandatory Redemption Obligations, and all other notices to which the Company might otherwise be entitled, except as otherwise expressly provided herein or in the Indenture.

10.12 Authority of the Escrow Agent

The Escrow Agent shall have and be entitled to exercise all powers hereunder that are specifically granted to the Escrow Agent by the terms hereof, together with such powers as are reasonably incident thereto.

10.13 Final Expression

This Escrow Agreement, together with the terms of the Indenture expressly referred to herein, is intended by the parties as a final expression of this Escrow Agreement and is intended as a complete and exclusive statement of the terms and conditions thereof.

10.14 Rights of Holders

No Holder shall have any independent rights hereunder other than those rights granted to individual Holders pursuant to the applicable sections of the Indenture; provided that nothing in this subsection shall limit any rights granted to the Escrow Agent under the Notes or the Indenture.

10.15 GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL

THIS ESCROW AGREEMENT AND THE ESCROW ACCOUNT WILL BE INTERPRETED, CONSTRUED, ENFORCED AND ADMINISTERED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HEREBY SUBMIT TO THE PERSONAL JURISDICTION OF, AND EACH AGREES THAT ALL PROCEEDINGS RELATING HERETO WILL BE BROUGHT IN COURTS LOCATED WITHIN, THE CITY AND STATE OF NEW YORK. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY SUCH LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS ESCROW AGREEMENT. EACH OF THE PARTIES (OTHER THAN THE TRUSTEE AND THE ESCROW AGENT) WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT THE ADDRESS LAST SPECIFIED FOR NOTICES HEREUNDER, AND SUCH SERVICE WILL BE DEEMED COMPLETED TEN (10) CALENDAR DAYS AFTER THE SAME IS SO MAILED.

10.16 Patriot Act Compliance, Etc.

In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering and the Customer Identification Program (“CIP”) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Escrow Agent must obtain, verify and record information that allows the Escrow Agent to identify customers (“Applicable Law”), the Escrow Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Escrow Agent. Accordingly, each party hereto agrees to provide to the Escrow Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Escrow Agent to comply with Applicable Law, including, but not limited to, information as to name, physical address, tax identification number and other information that will help the Escrow Agent to identify and verify such party hereto such as organizational documents, certificates of good standing, licenses to do business or other pertinent identifying information. Each party hereto understands and agrees that the Escrow Agent cannot open the Escrow Account unless and until the Escrow Agent verifies the identities of the parties hereto in accordance with its CIP.

10.17 Information Sharing.

Subject to Section 7(b) hereof, all non-public information provided by Company shall be treated as confidential and will not be disclosed to third parties unless required by laws, except Escrow Agent may disclose (a) the identity of Company as a client of Escrow Agent; (b) any information to any government regulator of Escrow Agent or its affiliated entities and (c) any information to Escrow Agent’s affiliated entities and third party product and service providers to the extent necessary to provide the services under this Agreement.

10.18 Shareholder Communication Act, Etc.

With respect to securities issued in the United States, the Shareholders Communications Act of 1985 (the “Act”) requires Escrow Agent to disclose to the issuers, upon their request, the name, address and securities position of its Depositor who are (a) the “beneficial owners” (as defined in the Act) of the issuer’s securities, if the beneficial owner does not object to such disclosure, or (b) acting as a “respondent bank” (as defined in the Act) with respect to the securities. (Under the Act, “respondent banks” do not have the option of objecting to such disclosure upon the issuers’ request.) The Act defines a “beneficial owner” as any person who has, or shares, the power to vote a security (pursuant to an agreement or otherwise), or who directs the voting of a security. The Act defines a “respondent bank” as any bank, association or other entity that exercises fiduciary powers which holds securities on behalf of beneficial owners and deposits such securities for safekeeping with a bank, such as Escrow Agent. Under the Act, Depositor is either the “beneficial owner” or a “respondent bank.”

☐ Depositor is the “beneficial owner,” as defined in the Act, of the securities to be held by Escrow Agent hereunder.

☐ Depositor is not the beneficial owner of the securities to be held by Escrow Agent, but is acting as a “respondent bank,” as defined in the Act, with respect to the securities to be held by Escrow Agent hereunder.

IF NO BOX IS CHECKED, ESCROW AGENT SHALL ASSUME THAT THE COMPANY AS DEPOSITOR IS THE BENEFICIAL OWNER OF THE SECURITIES.

For beneficial owners of the securities only:

☐ Depositor objects

☐ Depositor does not object

to the disclosure of its name, address and securities position to any issuer which requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and Depositor.

IF NO BOX IS CHECKED, ESCROW AGENT SHALL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY WRITTEN INSTRUCTION FROM THE COMPANY AS DEPOSITOR.

With respect to securities issued outside of the United States, information shall be released to issuers only if required by law or regulation of the particular country in which the securities are located.

The Depositor agrees to disseminate in a timely manner any proxies or requests for voting instructions, other proxy soliciting material, information statements, and/or annual reports that it receives to any other beneficial owners.

IN WITNESS WHEREOF, the Company, the Trustee and the Escrow Agent have each caused this Escrow Agreement to be duly executed and delivered as of the date first above written.

FRONTIER COMMUNICATIONS CORPORATION

By:	/s/ John Jureller
	Name:	John Jureller
	Title:	Executive Vice President and
Chief Financial Officer

[Frontier – Escrow Agreement]

MUFG UNION BANK, N.A., as Escrow Agent

By:	/s/ Enrico (BOBBY) Reyes
	Name:	Enrico (BOBBY) Reyes
	Title:	Vice President

[Frontier – Escrow Agreement]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ LAURENCE J. O’BRIEN
	Name:	LAURENCE J. O’BRIEN
	Title:	VICE PRESIDENT

[Frontier – Escrow Agreement]

EXHIBIT A

FORM OF VERIZON TRANSACTION RELEASE CERTIFICATE

OFFICER’S CERTIFICATE

OF

FRONTIER COMMUNICATIONS CORPORATION

                     , 201

This certificate is being delivered pursuant to Section 4(a) of the Escrow Agreement, dated as of September 25, 2015 (the “Escrow Agreement”), among Frontier Communications Corporation, a Delaware corporation (the “Company”),             , as Escrow Agent (the “Escrow Agent”) and The Bank of New York Mellon, as Trustee under the Indenture referred to in the Escrow Agreement (the “Trustee”). Unless otherwise indicated, capitalized terms used but not defined herein have the respective meanings specified in Escrow Agreement.

            , on behalf of the Company and not in a personal capacity, hereby certifies to the Escrow Agent and the Trustee and directs the Escrow Agent as follows:

1.	All conditions precedent to the consummation of the Verizon Acquisition have been satisfied or waived in accordance with the terms of the Verizon Purchase Agreement (other than those conditions that by their terms are to be satisfied substantially concurrently with the consummation of the Verizon Acquisition, but subject to the satisfaction or waiver of such conditions).

2.	The Escrowed Funds will be used to consummate, or in connection with the financing of, the Verizon Acquisition and any related refinancing.

3.	The Company hereby directs the Escrow Agent to disburse the Escrowed Funds as instructed below.

Disbursement Instructions:

The Net Offering Proceeds shall be disbursed in accordance with the Company’s written direction, delivered separately to the Escrow Agent.

[Signature page follows]

A-1

IN WITNESS WHEREOF, the Company, through its undersigned officer, has signed this officer’s certificate as of the date first above written.

FRONTIER COMMUNICATIONS CORPORATION

By:
Name:
Title:

EXHIBIT B

FORM OF VERIZON TRANSACTION CONFIRMATION CERTIFICATE

OFFICER’S CERTIFICATE

OF

FRONTIER COMMUNICATIONS CORPORATION

                     , 201

This certificate is being delivered pursuant to Section 4(a) of the Escrow Agreement, dated as of September 25, 2015 (the “Escrow Agreement”), among Frontier Communications Corporation, a Delaware corporation (the “Company”),             (the “Escrow Agent”) and The Bank of New York Mellon, as Trustee under the Indenture referred to in the Escrow Agreement (the “Trustee”). Unless otherwise indicated, capitalized terms used but not defined herein have the respective meanings specified in Escrow Agreement.

            , on behalf of the Company and not in a personal capacity, does hereby certify to the Escrow Agent and the Trustee that, as of the date hereof, the Verizon Acquisition has been consummated.

B-1

IN WITNESS WHEREOF, the Company, through the undersigned officer, has signed this officer’s certificate as of the date first above written.

FRONTIER COMMUNICATIONS CORPORATION

By:
Name:
Title:

EXHIBIT C

FORM OF TERMINATION CERTIFICATE OF

FRONTIER COMMUNICATIONS CORPORATION

                     , 201

This certificate is being delivered pursuant to Section 4(b) of the Escrow Agreement, dated as of September 25, 2015 (the “Escrow Agreement”), among Frontier Communications Corporation, a Delaware corporation (the “Company”),             (the “Escrow Agent”) and The Bank of New York Mellon, as Trustee under the Indenture referred to in the Escrow Agreement (the “Trustee”). Unless otherwise indicated, capitalized terms used but not defined herein have the respective meanings specified in Escrow Agreement.

            , on behalf of the Company and not in a personal capacity, hereby certifies to the Escrow Agent and the Trustee and directs the Escrow Agent as follows:

The Verizon Purchase Agreement was terminated pursuant to its terms on [     ].

[Signature page follows]

C-1

IN WITNESS WHEREOF, the Company, through the undersigned officer, has signed this officer’s certificate as of the date first above written.

FRONTIER COMMUNICATIONS CORPORATION

By:
Name:
Title: